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                                                                  EXHIBIT 12.1

                             PACCAR Financial Corp.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     PURSUANT TO SEC REPORTING REQUIREMENTS
                             (Thousands of Dollars)
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                                                          Three Months Ended
                                                               March 31
                                                         1995             1994
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
FIXED CHARGES
 Interest expense                                       $20,299          $12,981
 Portion of rentals deemed interest                          63               56
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TOTAL FIXED CHARGES                                     $20,362          $13,037
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EARNINGS
 Income before taxes                                    $10,319          $ 9,294

 Fixed charges                                           20,362           13,037
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EARNINGS AS DEFINED                                     $30,681          $22,331
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RATIO OF EARNINGS TO FIXED CHARGES                        1.51X            1.71X
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The method of computing the ratio of earnings to fixed charges shown above complies with SEC reporting requirements but differs from the method called for in the Support Agreement between the Company and PACCAR Inc. See Exhibit 12.2.